Exhibit 99.2

October 25, 2012

Dear Shareholder,

I am pleased to report Isabella Bank Corporation had another strong quarter. The Corporation’s net income for third quarter 2012 was $3.46 million. For the first nine months of 2012, the net income totaled $9.70 million, or a 29.28% increase over the same period in 2011. Isabella Bank Corporation’s cash dividend for the third quarter of 2012 was $0.20 per share and based upon our average stock price of $23.17 during September 2012, our annualized cash dividend yield was 3.45%. In addition to these strong numbers, I would also like to share a few other highlights for the Corporation as of September 30, 2012:

• The increase in net income was primarily the result of strategic restructuring of our investment securities and borrowings in the first quarter and a significant increase in the gains on the sale of long term fixed rate residential mortgages on the secondary market.

• Total assets were $1.39 billion and assets under management, which includes loans sold and serviced and assets managed by our Investment and Trust Services Department, were $626 million. This brings our combined total assets to $2.02 billion.

• The ratio of nonperforming loans to total loans was 0.98%. In comparison, the average percentage for all bank holding companies in our peer group was 2.46% as of June 30, 2012 (peer group ratios are not yet available for September 30, 2012).

• Risk based capital to risk adjusted total assets ratio was 14.60%. This is exceptionally sound when compared to the 8.00% ratio required to be considered as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

Outside of the great news regarding our financial performance, we also have a few other exciting updates to share. In September, we welcomed Brian R. Sackett to our Greenville Community Board of

Directors. Brian is a co-owner of Sackett Potatoes, a fifth generation potato farm servicing the potato chip industry; we are extremely pleased to have him share his expertise with us. After months of anticipation, we also opened the doors to our new Freeland office on October 22nd. We look forward to getting established and sharing our community banking values with our new neighbors.

On September 19th we held our annual shareholder appreciation luncheon at the Comfort Inn in Mt. Pleasant. This annual event is our way of saying thank you for your support and provides you with an opportunity to meet and ask questions of our Directors and management. At this year’s event, we had nearly 600 attendees. The luncheon for next year will be held in October and I hope to see you there.

Annually, we host a combined meeting of the Isabella Bank Corporation Board and each of our Community Boards to discuss major initiatives for the coming year. This meeting presents a great opportunity for us to celebrate successes and identify key opportunities in our communities. One of the key areas for discussion during our meeting this past week focused on shareholder value and how we can continue to promote the importance of community banking in our markets. We agreed that it continues to be important for us to send out regular communication to our customers and shareholders but just as important, if not more important, are the discussions you have with your neighbors, friends and family. Recommendations from you help build our customer and shareholder base.

On behalf of our Board and employees, we would like to thank you for helping us share our message. If you have any questions or comments, please call me at (989) 779-6230 or contact me by email at rbarz@isabellabank.com.

Richard J. Barz, CEO